Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Yintech Investment Holdings Limited:

We consent to the use of our report dated February 29, 2016, with respect to the combined and consolidated balance sheets of Yintech Investment Holdings Limited and subsidiaries as of December 31, 2014 and 2015, and the related combined and consolidated statements of comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the Form F-1(No. 333-210584) of Yintech Investment Holdings Limited incorporated herein by reference.

/s/ KPMG Huazhen LLP

Shanghai, China
August 5, 2016